Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita, Inc. Appoints New Director

Paul Touhey of Fujirebio Diagnostics, Inc. joins Orthovita’s Board of Directors

For Immediate Release

Contact:	Joseph M. Paiva
Chief Business Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, March 27, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, announced the appointment of Paul Touhey to its Board of Directors (the “Board”) today.

Mr. Touhey has over twenty-five years of experience in the healthcare, medical device, diagnostics and biopharmaceutical industries. He is President, Chief Operating Officer and a member of the Board of Directors of Fujirebio Diagnostics, Inc., which is a subsidiary of Miraca Holdings, Inc., a healthcare holding company based in Tokyo, Japan principally engaged in laboratory testing services and in vitro diagnostic products. Prior to his appointment as President and Chief Operating Officer in 2003, Mr. Touhey served as Fujirebio Diagnostics’ Senior Vice President (1999-2003) and Vice President of Operations (1998-1999). Prior to joining Fujirebio Diagnostics, he served in various executive positions at Centocor, Inc., including Vice President of Centocor’s Diagnostics Division. Centocor, Inc. is a subsidiary of Johnson & Johnson.

Mr. Touhey is also a member of the Board of Directors of the Medical Device Manufacturers Association (MDMA), a position he has held since 1996. From 2000 to 2003, Mr. Touhey served as Chairman of the Board of MDMA.

Antony Koblish, Orthovita’s Chief Executive Officer, stated, “Paul’s critical skills and experience will make him a great resource for our company. He has a proven management track record, significant manufacturing experience and extensive knowledge of the FDA regulatory process for medical devices. We are very pleased to have him join our Board.”

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by Orthovita with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.